UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

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ATLAS AIR WORLDWIDE HOLDINGS, INC.
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Shareholder Engagement SPRING 2021

Executive Summary 2 ▪ Strategic initiatives implemented over recent years have helped transform the Company ▪ Record financial and operating performance in 2020; strong business momentum continuing in 2021 ▪ AAWW share price increased 98% in 2020, outpacing closest peers and key indexes; AAWW shares are up 36 % year - to - date in 2021 ▪ Playing an essential role in the global supply chain, helping businesses and communities manage through COVID - 19 Continuing to Capitalize on Long - Term Strategies and Growth Drivers ▪ Provided relief to businesses and communities in the fight against COVID - 19 through donated services to transport critical personal protective equipment and other necessary supplies as well as through charitable contributions ▪ Connected workforce – regular global town hall meetings to provide transparency and maintain open lines of communication with em ployees ▪ Enhanced Board engagement, including regular Board calls and updates during the early months of COVID - 19 Responsiveness to Global Pandemic ▪ Continued multiyear shareholder outreach efforts allowing shareholders to provide feedback outside of the annual meeting cycle ▪ Engaged with almost 70% of our top - 30 holders ▪ In response to shareholder feedback and to align with market - leading practices, implemented a number of Board - approved changes to our compensation program and governance practices Long History of Shareholder Engagement ▪ Compensation of new CEO is approximately 25% less than that of his predecessor ▪ Significant portion of our CEO compensation opportunity is performance - based, with differentiated performance metrics utilized under short - and long - term incentive (LTI) plans (both on a relative and absolute level), and a TSR modifier for performance LTI ▪ Compensation program designed to ensure that the interests of executives are aligned with those of long - term shareholders through predominantly performance - based compensation and metrics that correlate with long - term shareholder value creation; and, annual o bjectives that complement sustainable, long - term performance Compensation Program Supports Long - Term Strategy ▪ Nominating & Governance Committee has increased its mandate to oversee and monitor key sustainability initiatives ▪ Addition of Corporate Social Responsibility professional to spearhead social responsibility and sustainability efforts togeth er with internal ESG Steering Council ▪ AAWW has a number of environmental and social initiatives in place to minimize the impact of our business on the environment and partner us with our customers and other stakeholders to ensure a clean, low - carbon future Continued Focus on Environmental & Social Initiatives

Our Business & Results 3

4 An Overview of our Business Atlas Air Worldwide is a global leader in innovative, outsourced aviation services, delivering added value, reliability and superior performance to our customers Diversified Customer Base Total Fleet as of 1Q21: 113 Aircraft ▪ Operating Fleet: 105 ▪ Dry Lease: 8 Broad Array of Aircraft ▪ 54 747s ▪ 14 777s ▪ 36 767s ▪ 9 737s Long - term, profitable relationships Ownership 100% Ownership 100% Ownership 51% (49% DHL) Ownership 100% SHIPPERS AIRLINES FORWARDERS EXPRESS SPORTS CHARTERS

Operating a Vital Business 5 SAFETY IS OUR TOP PRIORITY Taking every precaution to protect our employees and operations PLAYING A VITAL ROLE BY KEEPING GOODS MOVING Supporting our customers and the global economy GRATEFUL TO PROVIDE RELIEF TO FIGHT COVID - 19 ▪ Donated services to transport personal protective equipment ▪ Made charitable contributions to help those in need CAPITALIZING ON MARKET DYNAMICS ▪ Leveraging global operating capabilities and flexible business model ▪ Delivering safe and high - quality service for our customers WELL - POSITIONED FOR CONTINUED SUCCESS ▪ Talented team of employees ▪ Unmatched fleet choices and global network 5

Financial and Operating Trends 6 114.3 133.7 204.3 139.6 379.0 2016 2017 2018 2019 2020 382.3 429.0 551.3 504.8 844.2 2016 2017 2018 2019 2020 210.4 252.8 296.3 321.1 344.8 2016 2017 2018 2019 2020 13.1% CAGR 1,839.6 2,156.5 2,677.7 2,739.2 3,211.1 2016 2017 2018 2019 2020 BLOCK HOURS In Thousands REVENUE In $Millions ADJ. EBITDA 1 In $Millions ADJ. NET INCOME 1 In $Millions 34.9% CAGR 14.9% CAGR 21.9% CAGR Notes: 1 See February 18, 2021 press release for Non - GAAP reconciliations

Business Development Update ACMI ▪ Two 747 - 8Fs for Qantas ▪ Focused on growing with existing and new customers CMI ▪ Added eight 737 - 800Fs for Amazon ▪ Two 777Fs for DHL Express with opportunity for more ▪ Two additional 747 - 400Fs for NCA ▪ Interest from customers for both 777F and 747F CMI solutions CHARTER ▪ Strong demand and higher yields ▪ Reactivated four 747 - 400 converted freighters ▪ Operationalized 777F previously in dry - leasing business ▪ Entered into and extended numerous long - term charter agreements SOUTH AMERICA ▪ Strengthened our position as market leader ▪ Perishable exports increasing ▪ Expanding network with additional flights to Ecuador PASSENGER ▪ Added one 747 - 400 to the fleet to support AMC and NFL ▪ Ongoing discussions with several teams for 2021 season TITAN ▪ JV with Bain Capital to develop $1 billion freighter portfolio ▪ JV announced sale - leaseback of two 767s with Icelandair ▪ Significant expansion expected in e - Commerce and Express ▪ Good market outlook and pipeline 7

Record Year for AAWW in 2020 8 Notes: 1 See February 18, 2021 press release for Non - GAAP reconciliations 2 Source: Bloomberg as of December 31, 2020 close REVENUE In $Millions 2,739.2 3,211.1 2019 2020 504.8 844.2 2019 2020 300.3 1,009.5 2019 2020 ADJ. EBITDA 1 In $Millions CASH FROM OPERATIONS In $Millions 17.2% 67.2% 236.2% 98% 18% 16% 15% AAWW Russell 2000 S&P500 Dow Jones Transportation Record Results Reflected in Stock Performance versus Key Indexes During 2020 2

A Strong Start to 2021 9 36% 27% 15% 13% AAWW Dow Jones Transportation Russell 2000 S&P500 First - Quarter 2021 Financial and Operating Highlights Notes: 1 Source: Bloomberg as of May 7, 2021 close 2 See May 5, 2021 earnings press release for Non - GAAP reconciliations BLOCK HOURS 88,523 REVENUE $861.3M ADJ. EBITDA 2 $181.3M DIRECT CONTRIBUTION $179.7M ADJ. NET INCOME 2 $72.2M Meaningful 2021 Year - to - Date Outperformance Compared with Key Indexes 1

1Q21 Overview 10 OFF TO A VERY GOOD START IN 2021 ▪ Strong demand for our aircraft and services ▪ Yields above typical seasonal levels ▪ Increased aircraft utilization ▪ Significant reduction of international widebody belly capacity ▪ Benefited from flying five aircraft reactivated in 2020 RESULTS ALSO REFLECTED ▪ Ongoing operational complexities ▪ Higher pilot costs ▪ Higher heavy maintenance expense CLOSER TO COMPLETING NEW PILOT CONTRACT ▪ Scheduled arbitration hearings concluded April 1 ▪ Union provided integrated seniority list ▪ Atlas and union now preparing post - hearing briefs ▪ Arbitrator will consider all information and render decision 10

Moving Forward: Outlook

2Q21 OUTLOOK

Block Hours
~90,000

Revenue
~$950 million

Adj. EBITDA
~$210 million

Adj. Net Income
to grow ~30% compared with 1Q21 adj. net income of $72.2 million

Maintenance Expense
~$130 million

2021 COMMENTARY

Strong momentum continuing in 2Q21

Anticipate capacity on long-haul trade lanes to remain tight

Monitoring the market and leveraging the diversity of Atlas' global business model

Expect additional expenses driven by COVID-19

2021 KEY ITEMS

Maintenance Expense
Expected to be lower than 2020

Depreciation/Amortization
~$270 million

Core Capex
~$110 to $120 million

ATLAS AIR WORLDWIDE

11

12 Company Response to COVID - 19 x Atlas Coronavirus Task Force – developed action plans to ensure the effective management of risks x COVID - 19 Policy Manual – allows employees to access up - to - date guidance on policies and procedures x Frequent CEO led town halls & regular communications x Regular Board calls and updates in early stages of COVID - 19 (16 Board meetings in 2020) x Approved as a vaccine administrator x Free COVID - 19 testing (including antibody testing) – including development of Home Testing Program x Enhanced cleaning protocols for aircraft and ground and flight operations x Proactive contact tracing policy – coordination between HR, Safety and Pilot Support teams x Guidance on availability and use of PPE, and complimentary masks to employees and their families x Temperature screening and other precautionary measures x Began development of comprehensive Return to Work Policy x Delivered critical medical support, in the United States and abroad x Partnered with U.S. Department of State for repatriation mission and FEMA for relief missions

Key Governance & Compensation Matters 13

14 2020 Governance & Compensation Highlights ▪ Routine and consistent investor outreach is fundamental to our commitment to engagement, communication, and transparency with our shareholders ▪ Shareholder feedback from our 2020 engagement meetings was discussed by our Compensation Committee and considered as we implemented and administered our 2020 compensation program and developed our 2021 compensation and incentive programs. Highlights include: x CEO pay structured to be in line with that of a newly elected CEO, which was approximately 75% of the compensation received b y prior CEO x Enhancements to 2020 Annual Incentive Program – addition of individual diversity, equity and inclusion objective for all NEOs and Liquidity metric x No adjustment to financial targets or metrics under short - or long - term incentive plans and programs due to COVID - 19 x Committee rotation, including new Committee Chairs for all three standing Committees x Sustainability added to Nominating and Governance Committee mandate x Revised peer group to reflect appropriate comparators given Company’s significant growth and evolving global business

15 Governance and Compensation Practices Informed by Shareholder Feedback ▪ Added a relative TSR modifier to long - term incentive performance awards to further align our compensation program with shareholder returns and value ▪ Implemented a “double - trigger” policy on vesting of outstanding long - term incentives upon a Change in Control ▪ Enhanced our proxy statement to provide clear disclosure of long - term incentive performance goals and determination of payouts, including disclosure of threshold, target, max, and actual metric for performance long - term incentives ▪ Proactively revised Corporate Governance Principles to prevent potential over - boarding issues and concerns – AAWW directors may now serve on a maximum of four public company boards (including the Company’s board), and are limited to serving on no more than three public company audit committees (including the Company’s Audit and Finance Committee ) ▪ Enhanced the Nominating and Governance Committee Charter to note that diversity (age, gender, and ethnicity) is an additional important factor to be considered when assessing board composition – This is consistent with AAWW’s recent board composition and refreshment practices, which have resulted in the election of seven new directors since 2016 (provided all nominees are elected at annual meeting) ▪ Amended the Nominating and Governance Charter to add Technological Competence to the list of core competencies to be possesse d b y the Board as a whole ▪ Added sustainability to Nominating and Governance Committee mandate ▪ Further enhanced the Corporate Governance Principles to provide for a Lead Independent Director position when there is a non - independent Chair ▪ Enhanced Insider Trading Policy to add cybersecurity incidents to the nonexclusive list of types of information that might be considered “material information” Recent Refinements to Compensation / Governance Best Practices in Response to Shareholder Feedback

16 Our Board of Directors 2020 – All Committee Chairs Rotated; Committee Composition Refreshed ▪ Board member Bobby Griffin assumed role of Chair of Nominating & Governance Committee on January 1, 2020 ‒ Mr . Griffin has extensive experience in global transportation, logistics and supply chain management solutions as well as meaningful corporate governance experience ▪ Following our Annual Meeting, Board member Sheila Stamps became the Chair of the Audit and Finance Committee and Timothy Bernlohr became the Chair of the Compensation Committee 2021 – Changes to Board Composition ▪ Bill Flynn, our former CEO and current Chairman, and Jane Lute are retiring from the Board and will not stand for reelection ‒ Mr. Flynn has been a Director since 2006, and Ms. Lute has been a Director since 2018 ‒ Duncan J. McNabb, who is currently our Lead Independent Director, is expected to assume the role of Chairman ▪ Two new Director nominees: Beverly K. Goulet, who has significant senior executive experience in the aviation industry, and Carol J. Zierhoffer, who has extensive information technology and cybersecurity experience Beverly K. Goulet Carol J. Zierhoffer

Our Board of Directors

Our Board consists of 10 highly engaged directors with deep industry and subject-matter expertise that enables them to provide strong leadership and protect shareholder interests

Committee Rotation

The Board is committed to maintaining an appropriate balance of experience, tenure, diversity, leadership skills and qualifications that are important to the Company and execution of its strategy

	Before 2020 AGM	After 2020 AGM
Audit and Finance	Bernlohr, *Chair* Bolden McNabb Stamps Wulff	Stamps, *Chair* Bernlohr Bolden McNabb Wulff
Compensation	Hallett, *Chair* Griffin Lute* Wulff	Bernlohr, *Chair* Bolden Griffin Hallett Wulff
Nominating and Governance	Griffin, *Chair* Bernlohr Hallett McNabb	Griffin, *Chair* Hallett Lute* McNabb

* Retiring

Strong Diversity

Gender and Ethnic Diversity



40% gender diversity
30% racially & ethnically diverse
Diverse board members 60% overall
Other board members 40%

Well-Balanced Tenure

Director Tenure



3 directors
4 directors
3 directors
0-2 Years
3-8 Years
9-15 Years

Average tenure is 5.7 years

Board Skills & Qualifications	No. of Directors
Strategic Planning	10
Public Company Board Experience	9
Global Operations	9
Corporate Governance	9
Legal, Regulatory & Government Affairs	7
Transportation & Security	7
Current or Previous Senior Executive Experience	7
Mergers & Acquisitions	7
Supply Chain & Procurement	6
International Trade	6
Civil & Governmental Aviation	6
Capital Structure	5
Finance, Accounting & Risk Management	5
Cybersecurity & Information Technology	4
Military Affairs	4
Sales & Marketing	2

ATLAS AIR WORLDWIDE

17

Compensation Program Design Emphasizes Pay - for - Performance Alignment 18 Executive Pay Program Aligned with Long - Term Strategic Goals Elements of Pay Form Link to Performance Purpose Base Salary Cash Fixed annual compensation ▪ Attract and retain executive talent ▪ Compensate executives for their responsibility, experience, sustained high performance and contributions to Company success Annual Incentive Cash Adjusted Net Income (50%) Liquidity (10%) ▪ Drives key business, operating and individual results on an annual basis (all metrics) ▪ Derived from our annual operating plan (Adjusted Net Income ) ▪ Liquidity metric added to ensure that we maintain an adequate and appropriate level of liquidity ▪ Individual objectives based on corporate strategic objectives, including furthering ESG and sustainability and diversity and inclusion Objective on - time customer reliability metrics (20%) Individual performance objectives (20%) Long - Term Incentive PSUs (25%) Performance Cash (25%) Adjusted EBITDA Growth (50%) ▪ Links NEO and long - term shareholder interests ▪ Serves as a key retention tool and a strong long - term performance driver ▪ Performance - based against measureable metrics; no payout guaranteed ▪ Close alignment to shareholder returns via a relative metric (TSR) ▪ Specific response to shareholder feedback ROIC (50%) Relative TSR Modifier RSUs (50%) Alignment with shareholder returns ▪ Multiyear long - term retention ▪ Value tied to share price Performance - Based Target Bonus 17% Base Salary 17% Time - Vested RSUs 33% Performance - Based LTI 33% 2020 CEO Target Total Direct Compensation 83% of “target” pay is meaningfully at - risk Max Bonus 21% Base Salary 11% Time - Vested RSUs 20% Performance - Based LTI 48% 89% of “max” pay opportunity is meaningfully at - risk 2020 CEO Maximum Pay Opportunity 1 Incorporating the upside opportunity of short - and long - term incentive plans; assuming AAWW stock price stays constant

Compensation Program Designed to Align Executive & Shareholder Interests

CEO Base Salary

- **The base salary of our CEO, John Dietrich, is in line with that of a newly elected CEO and is approximately 75% of the compensation received by prior CEO**



CEO Base Salary ('000s)
$1,135
$1,135
Reflects new CEO reduced base salary
$850
2018
2019
2020

Pay Program Aligned with Shareholder Interests

- **No changes to short- or long-term financial targets or metrics** under compensation programs in light of COVID-19
- **With TSR modifier, final payout of 2018-2020 performance LTI was reduced** despite the Company achieving maximum performance under EBITDA Growth and ROIC metrics
- Addition of **Liquidity metric in 2020 Annual Incentive Plan** to ensure that the Company maintained an adequate and appropriate level of liquidity
- Addition of **individual diversity, equity and inclusion objective** under Annual Incentive Plan
- Approved base salary adjustments for new CEO and COO in connection with 2020 promotions. No other NEO salary increases for FY2020

Significant Portion of 2020 CEO Compensation Opportunity Performance-Based and/or At-Risk

- **Half of the target total CEO compensation opportunity is based on attainment of predetermined performance targets** under our short- and long-term incentive plans

Compensation Leading Practices

- ✓ Robust stock ownership guidelines for NEOs and directors
- ✓ Short- and long-term incentive plans utilize differentiated performance metrics, with performance measured both on an absolute and relative level
- ✓ Strict double-trigger standards for all NEO LTI awards
- ✓ Reasonable perquisites in line with peer practices
- ✓ Clawback policy for annual incentive
- ✓ No one-time payments anticipated
- ✓ No adjustments for shareholder buybacks
- ✓ No change-in-control tax gross-ups
- ✓ No hedging or pledging of shares
- ✓ Three-year vesting schedule for time-based awards

ATLAS AIR WORLDWIDE

19

20 Atlas Air Worldwide’s ESG Strategy ENVIRONMENTAL ▪ Reducing Aircraft Emissions ▪ Reducing Aircraft Noise ▪ Reducing Resource Consumption Through responsibility, transparency and compliance, our ESG vision is to be an aviation industry leader that partners with our stakeholders to foster economic and social progress while safeguarding the environment Our ESG Vision SOCIAL ▪ Safety & Security ▪ Employee Experience ▪ Labor Relations ▪ Enhancing Global Prosperity ▪ Community Impact & Philanthropy GOVERNANCE ▪ Corporate Governance ▪ Ethics and Integrity ▪ Compliance ▪ Data Privacy and Cybersecurity ▪ Public Policy Advocacy OUR KEY PRIORITIES Our key priorities are highlighted in our ESG Report . An updated report is expected to be released shortly. See “Additional Information” for more details

ESG Initiatives and Reporting

- **We are dedicated to serving our customers and the communities in which we operate**
- **Fulfilling this commitment dictates that we build a vibrant, innovative organization that satisfies our customers' needs and delivers value to our shareholders**

	Environmental Policies & Programs
✓	**Participating in CORSIA, the United Nations program designed to achieve zero net CO_2 emissions growth** starting in 2021 and **reduce net CO_2 emissions by 50%** by 2050
✓	Current and future fleet purchases are **superior in terms of fuel efficiency, range, noise, capacity and loading capabilities**
✓	747-8F and 777 aircraft are approximately **15% more fuel-efficient** than our 747-400s, produce **approximately 15% lower carbon dioxide emissions**, and are **30% less noisy**
✓	**Conserve fuel wherever possible** through our *FuelWise* fuel-management information system, which uses our data to analyze fuel consumption, enabling us to track fuel-burn rates more accurately and efficiently and to identify additional opportunities to conserve fuel
✓	Work with our customers to plan routes that are **more fuel-efficient**
✓	Participate in industry and governmental initiatives to optimize air traffic management systems, where advances could result in **substantial reductions in fuel use and emissions and fewer interruptions at airports**
✓	Quality and safety protocols have produced a strong record with **no significant spills of fuel, de-icing fluids or other liquids**

	Social Policies & Initiatives
✓	Transport critical medical supplies around the world, support FEMA **relief missions amid COVID-19 outbreak, provide cost-free charters for disaster and pandemic relief, and volunteer in the communities in which we serve**
✓	Encourage **diversity, equity and inclusion in our workforce**, including through the launch of **new Executive and Employee Diversity Councils** that represent a broad demographic and geographic population of employees
✓	Support and encourage transparency and a connected workforce via **regular global town hall meetings** that included **open Q&A sessions with all members of senior management**
✓	**Anti-Trafficking Policy** and **"zero tolerance" policy for harassment, discrimination or retaliation of any kind in the workplace**
✓	Our **Code of Conduct** sets forth business policies and practices that guide our company culture and apply to all employees of any AAWW subsidiary in accordance with laws and best practices
✓	**Health and safety of our employees**, particularly our crewmembers, is of paramount importance
✓	We have **affirmative action plans** in place to ensure that qualified applicants and employees are receiving an equal opportunity for recruitment, selection, advancement and every other term and privilege associated with employment at AAWW

ATLAS AIR WORLDWIDE

21

22 Industry Leader Recognized for Best - in - Class Corporate Governance, Compliance and Social Matters Recent Corporate Governance Accomplishments Atlas Air is committed to working toward best - in - class corporate governance, and over the last two years, we were once again recognized for our practices ▪ 2020 Finalist and 2019 Winner: Governance Professional of the Year ( small - to mid - cap) ▪ 2020 and 2019 Finalist : ▪ Best proxy statement ( small - to mid - cap) ▪ Best compliance and ethics program ( small - to mid - cap) ▪ Governance Team of the Year ( small - to mid - cap) ▪ 2019 Finalist: ▪ Best Shareholder Engagement ▪ Included in the 2020 Women on Boards companies with a top rating of “W” ▪ Atlas named to “The Responsible 100” – an annual list that represents New York’s 100 “most outstanding corporate citizens” ▪ 2019 Women’s Forum of New York: ▪ Recognition for Commitment to, and Progress in, Gender Parity in the Boardroom ▪ 2019 Ethical Boardroom Magazine: ▪ Winner, Best Corporate Governance – Airlines – North America 2020 and 2019 Corporate Secretary – Corporate Governance Awards Other Recognitions

Other Key Matters 23

▪ We have engaged in extensive and ongoing shareholder outreach for almost a decade ▪ In each of the last several years , we have targeted shareholders representing approximately 70% of our shares outstanding and held discussions with all interested shareholders, representing at least approximately 60 % of shares outstanding ▪ Engagement discussions have taken place throughout the year, offering investors the opportunity to ask questions and provide fee dback outside of the annual meeting cycle ▪ In response to the insights gained during these discussions, we have made significant changes to our governance and compensat ion practices Ongoing Proactive Shareholder Engagement Program 24 AAWW’s Shareholder Outreach and Engagement Process Up to two times a year, outreach to holders of ~ 70% of outstanding shares ...with shareholder input reported back to the relevant Board committees and full Board ...and taken into consideration as the Board contemplates any changes to our corporate governance and compensation programs, communications and disclosures Atlas Air has a long history of shareholder engagement and our Board places great value on the feedback we receive from investors on our corporate governance and compensation programs ...to communicate on key topics including: ▪ Business Strategy and Performance ▪ Corporate Governance ▪ Executive Compensation ▪ Environmental, Sustainability, and Social Matters ▪ Public Disclosures

25 Board/Committee Oversight – Risk Management ▪ Our Board of Directors is responsible for oversight of the Company’s risk - management and assessment processes ▪ Risk - oversight function is exercised by the Board as a whole and through delegation to its three standing Committees Audit and Finance Committee Compensation Committee Nominating and Governance Committee ✓ Financial statement integrity and reporting ✓ Executive compensation policies and practices ✓ Governance structure and processes ✓ Legal, regulatory and compliance ✓ Succession planning ✓ Shareholder matters ✓ Internal controls ✓ Human capital management ✓ Board refreshment ✓ Financing and liquidity initiatives ✓ Pilot profit sharing ✓ Environmental and sustainability matters ✓ Capital structure

26 Board/Committee Risk Matrix Risk Board Audit and Finance Compensation Nominating and Governance Business resiliency/disaster recovery/insurance ✗ Capital availability/balance sheet ✗ ✗ Compensation & benefits risk ✗ Competition ✗ Corporate governance ✗ ✗ Credit, including liquidity and cash management ✗ ✗ Crisis management ✗ Cybersecurity ✗ Environmental and social responsibility ✗ ✗ Establishing/cultivating/maintaining customer relationships and profitability and customer concentration ✗ Financial Reporting and tax matters ✗ Fleet planning/management ✗ Human capital/talent management ✗ ✗ Internal controls ✗ Investor/shareholder relations ✗ Labor relations ✗ Legal/compliance and related matters ✗ Long - term shareholder value creation ✗ Macroeconomic/Geo - Socio political risk ✗ Operations/performance/service reliability/continuous improvement ✗ Oversight of internal and external auditors ✗ Publicity/reputational/brand management ✗ Regulatory matters ✗ ✗ Safety and security ✗ Shareholder activism ✗ ✗ Strategic planning/business model ✗ Succession planning ✗ ✗ ✗ Vendor and supply chain management, including procurement ✗

27 ▪ Aggregate amount of $406.8 million payable to AAWW – $364.9 million attributable to Atlas Air – $41.9 million attributable to Southern Air ▪ Comprised of: – Cash grants in the aggregate amount of approximately $207.0 million – $199.8 million in the form of a 10 - year unsecured non - amortizing low interest promissory note – Warrant for up to 625,452 shares of AAWW common stock ▪ U.S. Treasury determined that American taxpayers will be repaid through direct benefits ( in the form of short and expected longer - term job retention and related economic activity, avoided unemployment, payroll and income taxes paid, etc.), the warrant and the company’s repayment of the promissory note ▪ Includes, among other things, restrictions on: – Executive compensation – Reductions in employment levels and rates – Share repurchases and the payment of dividends CARES Act Payroll Support Grant

Our Future 28 Safety, security and compliance Strong core of long - term, marquee customers Key role in customers’ networks Modern, diversified fleet Disciplined capital allocation strategy Dedicated team of talented employees Committed to express, e - Commerce , U.S. military and fast - growing markets Focused on operating management, cost savings Committed to working together with union leaders to complete new pilot agreement Reviewing all business activities Adjusting business in favor of more profitable opportunities WHERE WE ARE TODAY SHAPING OUR FUTURE WELL - POSITIONED FOR CONTINUED SUCCESS AS WE GO FORWARD

29 This presentation contains “forward - looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 th at reflect Atlas Air Worldwide Holdings, Inc.’s (“AAWW”) current views with respect to certain current and future events and financial p erf ormance. Such forward - looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of AAWW and its subsidiaries that may cause actual results to be materially different from any future r esu lts, express or implied, in such forward - looking statements. For additional information, we refer you to the risk factors set forth in the documents filed by AAWW with the Securities and Ex change Commission. Other factors and assumptions not identified above are also involved in the preparation of forward - looking statement s, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those di scu ssed. AAWW assumes no obligation to update the statements in this presentation to reflect actual results, changes in assumptions or ch anges in other factors affecting such estimates, other than as required by law. To supplement our financial statements presented in accordance with U.S. GAAP, we oftentimes present certain non - GAAP financial measures to assist in the evaluation of our business performance. Our management uses these non - GAAP financial measures in assessing the performance of the AAWW’s ongoing operations and in planning and forecasting future periods. We believe that these adjusted m eas ures, when considered together with the corresponding U.S. GAAP financial measures and the reconciliations to those measures, provi de meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future pe rfo rmance. You can find our presentations on the most directly comparable U.S. GAAP financial measures calculated in accordance with acc oun ting principles generally accepted in the United States and our reconciliations in our earnings release dated May 5, 2021, which is posted on our website at www.atlasairworldwide.com . Safe Harbor